Exhibit 10.23

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is made effective as of January 1, 2003 (“Effective Date”), by and between American Mortgage Network, Inc., a Delaware corporation, and a subsidiary of American Residential Investment Trust, Inc., a Maryland corporation (“Company”) and Judith Berry (“Executive”).

WHEREAS Executive and Company entered into an Employment Agreement dated December 14, 2001 (the “Original Agreement”);

WHEREAS the Original Agreement expired on December 13, 2002; and

WHEREAS, Executive and Company each desire to amend and restate the Original Agreement as set forth below.

NOW, THEREFORE, in consideration of the promises and respective covenants and agreements of the parties herein contained, Executive and Company agree as follows:

1.                                       Employment.  Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2.                                       Duties.

2.1                                 Position.  Executive is employed as Executive Vice President and Chief Financial Officer and shall have the duties and responsibilities assigned by Company both upon initial hire and as may be reasonably assigned from time to time.  Executive shall perform faithfully and diligently all duties assigned to Executive.  Company reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion, provided that the duties assigned are consistent with the position of a senior executive and that Executive continues to report to the Chief Executive Officer (“CEO”).

2.2                                 Best Efforts/Full-time.  Executive will expend Executive’s best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances.  Executive will act in the best interest of Company at all times.  Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company, unless Executive notifies the Company’s CEO in advance of Executive’s intent to engage in other paid work and receives the CEO’s express written consent to do so.

2.3                                 Work Location.  Executive’s principal place of work shall be located at 12041 Wateridge Circle, San Diego, California, or such other location as the parties may agree upon from time to time.

3.                                       Term.  The employment relationship pursuant to this Agreement shall be for a term commencing on the Effective Date set forth above and continuing for a period of one year following such date, unless sooner terminated in accordance with paragraph 7 below.

4.                                       Compensation.

4.1                                 Base Salary.  As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive an initial Base Salary of

Two Hundred Fifty-Five Thousand One Hundred Fifty Dollars ($255,150.00) per year, payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.  In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive will earn the Base Salary prorated to the date of termination.

4.2                                 Bonus.  Executive will be eligible to earn a bonus of up to 100 percent of Executive’s Base Salary based on achievement of targeted goals and objectives, including net income, established by management and approved by the Company’s Board of Directors (“Board of Directors”).

4.3                                 Performance and Salary Review.  Company will periodically review Executive’s performance.  Adjustments to salary or other compensation, if any, will be made by Company in its sole and absolute discretion.

5.                                       Fringe Benefits.  Executive will be eligible for all customary and usual fringe benefits generally available to executives of Company subject to the terms and conditions of Company’s benefit plan documents.  In addition, Executive shall be eligible to accrue 27 days of Paid Time Off (“PTO”) per year and receive reimbursement of up to $2000 per year for a physical examination.  Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

6.                                       Business Expenses.  Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company.  To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies.

7.                                       Termination of Executive’s Employment.

7.1                                 Termination for Cause by Company.  Although Company anticipates a mutually rewarding employment relationship with Executive, Company may terminate Executive’s employment immediately at any time for Cause.  For purposes of this Agreement, “Cause” is defined as: (i) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Executive with respect to Executive’s obligations or otherwise relating to the business of Company; (ii) Executive’s material breach of this Agreement or Company’s Confidentiality Agreement; (iii) Executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (iv) Executive’s willful neglect of duties as determined in the sole and exclusive discretion of the Board of Directors; or (v) Executive’s chemical dependence, as certified by a licensed physician, resulting in impairment of Executive’s abilities to perform her duties hereunder or substantial damage to the reputation of Company.  Notwithstanding the foregoing, the termination of Executive’s employment shall not constitute termination for Cause unless Company first provides Executive with written notice of the breach and Executive fails to cure the breach (if possible) within 30 days of the notice.  During this 30 day notice period, Executive shall be afforded the opportunity to make a presentation to the Board of Directors regarding the matters referred to in the notice of breach.  In the event Executive’s employment is terminated in accordance with this subparagraph 7.1, Executive shall be entitled to receive only the Base Salary then in effect and any amounts payable pursuant to paragraphs 5 and 6, prorated to the date of termination (“Standard Entitlements”).  All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.  Executive will not be entitled to receive the Severance Package described in subparagraph 7.2 below.

7.2                                 Termination Without Cause by Company/Severance.  Company may terminate Executive’s employment under this Agreement without Cause at any time on 30 days’ advance written notice to Executive.  In the event of such termination, Executive will receive the Standard Entitlements and will be eligible to receive a “Severance Package” as described in subparagraph (a) below, provided Executive complies with all the conditions set forth in subparagraph (b) below.  All other Company obligations to Executive will be automatically terminated and completely extinguished.

(a)                                  Severance Package.  The Severance Package will consist of the following:

(i)                                    Severance Payment.  Executive will receive a Severance Payment equivalent to one year of Executive’s Base Salary then in effect on the date of termination, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions, payable in accordance with Company’s regular payroll cycle.

(ii)                                 Bonus Payment.  Executive will receive a Bonus Payment equivalent to the amount of Executive’s bonus for the immediately preceding year, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions, payable in a lump sum payment within three months of the date of termination.

(iii)                              Continuation of Group Health Benefits.  Executive will continue to receive group health insurance benefits on the same terms as during Executive’s employment for one year following the date of termination, provided Company’s insurance carrier allows for such benefits continuation.  In the event Company’s insurance carrier does not allow such coverage continuation, Company agrees to pay the premiums required to continue Executive’s group health care coverage for the one-year period, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Executive elects to continue and remains eligible for these benefits under COBRA, and does not obtain health coverage through another employer during this period.

(b)                                 Conditions to Receive Severance Package.  Executive will be eligible for the Severance Package provided that Executive: (a) complies with all surviving provisions of this Agreement as specified in subparagraph 14.8 below; and (b) executes a full general release, releasing all claims, known or unknown, that Executive may have against Company arising out of or any way related to Executive’s employment or termination of employment with Company.  All other Company obligations to Executive will be automatically terminated and completely extinguished.

7.3                                 Voluntary Resignation by Executive for Good Reason/Severance.  Executive may voluntarily resign Executive’s position with Company for Good Reason at any time on 30 days’ advance written notice to Company.  Executive will be deemed to have resigned for Good Reason if resignation is made within six (6) months following the occurrence of any of the following circumstances:  (i) Company’s material breach of this Agreement; (ii) Executive’s Base Salary is reduced by more than 10% below Executive’s salary as provided for in this Agreement, unless the reduction is due to a voluntary change of Executive’s responsibilities; (iii) Executive’s position and/or duties are modified so that Executive’s duties are no longer consistent with the position of a senior executive or Executive no longer reports to the CEO; or (iv) Company relocates Executive’s principal place of work to a location more than thirty (30) miles from the location specified in subparagraph 2.3, without Executive’s prior written approval.  Notwithstanding the foregoing, the termination of Executive’s employment under this subparagraph 7.3 shall not constitute voluntary resignation for Good Reason unless Executive first provides Company with written notice of the breach and Company fails to cure the breach (if possible) within 30 days of the notice.  In the event of Executive’s resignation for Good Reason, Executive will be entitled to receive the Standard Entitlements and the Severance Package described in subparagraph 7.2(a) above, provided Executive complies with all of the conditions in subparagraph 7.2(b) above.  All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.

7.4                                 Voluntary Resignation by Executive Without Good Reason.  Executive may voluntarily resign Executive’s position with Company Without Good Reason at any time on 30 days’ advance written notice.  In the event of Executive’s resignation Without Good Reason, Executive will be entitled to receive only the Standard Entitlements and no other amount.  All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.  In addition, Executive will not be entitled to receive the Severance Package described in subparagraph 7.2 above.

7.5                                 Termination Upon Death.  Executive’s employment will terminate immediately on Executive’s death.  In the event of such termination, Company shall provide a death benefit equal to: (i) Executive’s Base Salary then in effect, prorated for the current year to the date of Executive’s death; (ii) an amount equal to the bonus paid to Executive the previous year, prorated for the current year to the date of Executive’s death; and (iii) any amounts payable pursuant to paragraphs 5 and 6 that at the date of Executive’s death, are accrued but unpaid (collectively “Death Benefit”).  The Death Benefit shall be made in a lump sum payment within 90 days of Executive’s death to such person as Executive shall designate in a notice filed with Company or, if no such notice is filed, the Death Benefit shall be paid to Executive’s estate.

7.6                                 Termination Upon Disability.  Executive’s employment may be terminated by Company as a result of Executive’s inability to perform the essential functions of Executive’s position, with or without reasonable accommodation, if required by law, due to a mental or physical disability.  In no event will Executive’s employment be terminated pursuant to this subparagraph 7.6 until 180 consecutive days of paid leave have elapsed and Company has provided 30 days’ written notice in advance of termination.  In the event of termination pursuant to this subparagraph 7.6, Executive shall be entitled to receive only the Standard Entitlements.  All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.  Executive will not be entitled to receive the Severance Package described in subparagraph 7.2 above.

7.7                                 Termination Upon Expiration of Agreement.  If Executive’s employment is not terminated in accordance with subparagraphs 7.1-7.6, this Agreement will expire exactly one year from the Effective Date.  In the event of expiration of this Agreement, Executive shall be entitled to receive only the Standard Entitlements earned through the date of expiration.  All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.

Executive will not be entitled to receive the Severance Package described in subparagraph 7.2 above.

8.                                       Consultant After Termination.  In the event Executive’s employment is terminated pursuant to subparagraphs 7.1, 7.4 or 7.7, Executive agrees to act as a consultant for Company, if requested to do so by Company.  Executive will be paid a fixed monthly fee equal to 25 percent of Executive’s monthly base salary in effect at the time of termination for up to six (6) months following the termination of the employment relationship (“Consultant Payments”).  Consultant Payments shall be made in arrears on or before the last business day of each month during which Executive has acted as a consultant.  Company may elect, in its sole and absolute discretion, to terminate the Consultant Payments at any time upon 10 days’ advance written notice to Executive.

9.                                       No Conflict of Interest.  During the term of Executive’s employment with Company and during any period Executive is receiving payments from Company pursuant to this Agreement, Executive must not engage in any work, paid or unpaid, that creates an actual conflict of interest with Company.  Such work shall include, but is not limited to, directly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Executive’s employment with Company, as may be determined by the Board of Directors in its sole discretion.  If the Board of Directors believes such a conflict exists during the term of this Agreement, the Board of Directors may ask Executive to choose to discontinue the other work or resign employment with Company.  If the Board of Directors believes such a conflict exists during any period in which Executive is receiving payments pursuant to this Agreement, the Board of Directors may ask Executive to choose to discontinue the other work or forego the remaining payments.  In addition, Executive agrees not to refer any client or potential client of Company to competitors of Company, without obtaining Company’s prior written consent, during the term of Executive’s employment and during any period in which Executive is receiving payments from Company pursuant to this Agreement.  Notwithstanding the foregoing, Executive may work or perform services for Company and its affiliates or a financial institution or similar entity that is involved in the mortgage business so long as such entity is not engaged primarily in managing real estate investment trusts or originating and/or selling mortgages, and Executive may own securities in any publicly held corporation, but only to the extent Executive does not own of record or beneficially more than 1 percent of the outstanding beneficial ownership of such corporation.

10.                                 Confidentiality Agreement and Return of Company Property.  Executive agrees to abide by Company’s Confidentiality Agreement that Executive read and signed in connection with Executive’s employment by Company, which is incorporated herein by reference.  Executive further agrees that upon termination or expiration of Executive’s employment, Executive will return all Company property, including all confidential and proprietary information as described in the Confidentiality Agreement, all materials and documents containing trade secrets and copyrighted materials, all correspondence, management studies and any other materials or data relating to or connected with Executive’s employment, including all copies and excerpts of the same.

11.                                 Indemnification.  Company agrees to defend and indemnify Executive to the fullest extent provided by California Labor Code section 2802 and/or Company’s Directors’ and Officers’ liability insurance policy.

12.                                 Injunctive Relief.  Executive acknowledges that Executive’s breach of the covenants contained in paragraphs 9-10 (collectively “Covenants”) would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

13.                                 Agreement to Arbitrate.  To the fullest extent permitted by law, Executive and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law.  By executing this Agreement, Executive and Company are both waiving the right to a jury trial with respect to any such disputes.  For the purpose of this agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement shall apply to them to the extent Executive’s claims arise out of or relate to their actions on behalf of Company.

13.1                           Consideration.  The mutual promise by Company and Executive to arbitrate any and all disputes between them rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.

13.2                           Initiation of Arbitration.  Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims.  In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

13.3                           Arbitration Procedure.  The arbitration will be conducted in San Diego, California by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association (“AAA”).  The parties are entitled to representation by an attorney or other representative of their choosing.  The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law.  The parties agree to abide by and perform any award rendered by the arbitrator.  The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based.  Judgment on the award may be entered in any court having jurisdiction thereof.

13.4                           Costs of Arbitration.  Company shall bear the costs of the arbitrator, forum and filing fees.

14.                                 General Provisions.

14.1                           Successors and Assigns.  The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company.  Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

14.2                           Waiver.  Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

14.3                           Attorneys’ Fees.  Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

14.4                           Severability.  In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

14.5                           Interpretation; Construction.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms.  Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

14.6                           Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California.  Each party consents to the jurisdiction and venue of the state or federal courts in San Diego, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

14.7                           Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated:  (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

14.8                           Survival.  Sections 9 (“No Conflict of Interest”), 10 (“Confidentiality Agreement”), 12 (“Injunctive Relief”), 13 (“Agreement to Arbitrate”), 7.2 (“General Provisions”) and 15 (“Entire Agreement”) of this Agreement shall survive Executive’s employment by Company.

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15.                                 Entire Agreement.  This Agreement, including the Company’s Confidentiality Agreement incorporated herein by reference, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.  This Agreement may be amended or modified only with the written consent of Executive and the CEO of Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

JUDITH BERRY

Dated:	3/31/03	/s/ Judith Berry

American Mortgage Network, Inc.

Dated:	3/31/03	By:	/s/ John Robbins
John Robbins
Chief Executive Officer
10421 Wateridge Circle, Ste. 250
San Diego, CA 92121